UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
March 16, 2004

Janus Capital Group Inc.

(Exact name of registrant as specified in its charter)

DELAWARE	001-15253	43-1804048

(State or other jurisdiction of incorporation)	(Commission file number)	(IRS Employer Identification Number)

151 DETROIT STREET
DENVER, COLORADO 80206
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code
(303) 691-3905

Not Applicable
(Former name or former address if changed since last report)

Item 5. Other Events and Required FD Disclosure.

On March 16, 2004, Janus Capital Group Inc. issued a press release announcing its offers to exchange any and all of its $400,000,000 in outstanding 7.00% Senior Notes due 2006 and $200,000,000 in outstanding 7.75% Notes due 2009 for new Senior Notes due 2014 (the “New Notes”).

Following the completion of the exchange, Janus and/or its wholly owned subsidiary Capital Group Partners, Inc. are currently expected to purchase up to $465 million of the New Notes for cash. The exchange offers will expire at 5:00 p.m. EST on April 14, 2004, unless extended. In the event the exchange offer is not extended, any such purchase is expected to occur on May 19, 2004. Based on the minimum exchange participation level of $435 million, upon completion of the exchange offers, and assuming exercise of the right to repurchase New Notes at the purchase limit, Janus anticipates that it will report a second quarter non-operating after-tax charge of approximately $34.0 million related to the transaction. This charge is primarily related to the difference between the current market value of the bonds and the net book value of the bonds. The charge may vary based on a number of factors including the final pricing of the exchange and the level of exchange participation.

A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 7(c). Exhibits.

Exhibit No.	Exhibit Description
99.1*	Press release announcing the offers to exchange

*	Filed herewith

Forward Looking Statements Warning

     This Current Report includes statements concerning potential future events and expectations involving Janus Capital Group Inc. and Capital Group Partners, Inc. that could differ materially from the events that actually occur. The differences could be caused by a number of factors, including those factors identified in Janus’ Annual Report on Form 10-K for the year ended December 31, 2003, on file with the Securities and Exchange Commission (Commission file no. 001-15253), as well as risks related to the ongoing investigations, regulatory actions and civil law suits affecting the mutual fund industry generally. Forward-looking statements speak only as of the date that they are made, and Janus does not undertake any obligation to update any forward-looking statements.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Janus Capital Group Inc.

Date: March 16, 2004	By:	/s/ Loren M. Starr

Loren M. Starr Senior Vice President and Chief Financial Officer

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EXHIBIT INDEX

Exhibit No.	Document
99.1	Janus Capital Group Inc. press release announcing its offers to exchange any and all of its $400,000,000 in outstanding 7.00% Senior Notes due 2006 and $200,000,000 in outstanding 7.75% Notes due 2009 for new Senior Notes due 2014 (the “New Notes”).

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